Exhibit 1A-6A(i)

I EXHIBIT A ard ciwpadinai weeipt belch!. aeirreoileNiged. the uritlerairrbcd bench:. %.1:11%. Kravis. p.siFn\ and we.. unk) ()IX11111g Nigh /-:Ellrfpfekek, and Id; :rnkel.,Th and assigns Ik4,-rciikillkr rclem:d hu ilk " r:,±I k81%. ih "Righi..- deiined in the agn:cmciit ithc Plilfakkke AgrOt 111Ellf 1 relerred L, hel m . tir ith IC' (IV q1(1011 and FWD: M:41 Elf certain nghl# descritied herein in dry] u cen JI n dramatiou• musical play tiEu; which u as niter' and ccornp ed hti Nliehat/ Armin arid Tirt NteCorry. vaillhal and comikhed hs the undvirrigned. induidipig all c..interak !hem'''. all Aluftunims eir3runi4 there r. and thir Mon _ itnd charxter. theno.4. And aD .11711 lo I lic ri01 Iheireff Ur4:1 all rerke;ials and extension% uf 4i.;;11 Loar.Hgtit. I. %Tin/will %hull ht ;1.. 1•; habil . IL' [1k 3.111NrCal 41Tition uld Yuri have ApreirrnCni. ;And I% vh:i. nciiriso.railed rlicroil and mud.; a Fail ihi reference. he urnkrigned and Furs liSer !we cricred imo a tainnal hlusical Ophen and Purchiaw Arreerrient Fria! Inv 10 Erlirisfer And assignment of ihe iroiregoinE nght, in and iu said Pla:.., which me wire Fully do ..critivd In sin4:11.11 m :A1thIlitin uad Plirdhl•te Agret1 Ylid 41115•ASSIplitIch li e%pre5.4.13 nude !Abject in all of the cuiklidan% Aad rinviision.1 contained in sJid Musical Graitgi irk) PuirchuA: Aveement. .10 vitiator ihe untkNiened has e e%oruled Rhin Assignment ac or th d qf do of STATE LW fer.0.4" .11 COUNni OF rt. IJn .1-.11.e.ic2;? , before Me. Chi.. tritdeirsignvi a Naar:. Babb: tri and Iftw apNeed Michel Amen knothiri W it pcimigialb Ofrpm R41 Ihie un the hisis of mii\1 aaor. v./dom.:eh) he the Fierwn u hose name is. subscribud loihe ins&rumenl, And aok.noulcdped Lome ell :A Islheexecvied I he :‘a.rne. M TNES$ rn} hand arid official seal. i'----L-k i . .1-. P.!+.: km 34 rakai. ...T..• . r tr:.441341 ii • Zcwrn ! -.:EK 10 :7 IN' Ulk5ociiriiiir iiruAi %Mir. las- . LIUSICAL CIPTIDN 6 PURCH. AGFIEELIENT - 111,6141Ha hiGHT EliTERIMIES.LLerterVinallE